Exhibit 4.12

$4,000,000

SECOND LIEN CREDIT AGREEMENT

Dated as of December 28, 2004

among

GEOLOGISTICS CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC,
as Administrative Agent

and

BEAR STEARNS CORPORATE LENDING INC.
as Syndication Agent

***

CITIGROUP GLOBAL MARKETS INC.

and

BEAR, STEARNS & CO. INC.
as Joint Lead Arrangers and Joint Book-Running Managers

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

i

SECOND LIEN CREDIT AGREEMENT, dated as of December 28, 2004 among GEOLOGISTICS CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party hereto (as defined below), CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as syndication agent for the Lenders (in such capacity, the “Syndication Agent”).

WlTNESSETH:

WHEREAS, Matrix International Logistics, Inc., a Delaware corporation (“MIL”), GeoLogistics Americas Inc., a Delaware corporation (“GLA”) and GeoLogistics Expo Services, LLC, a Georgia limited liability company (“Expo,” and together with MIL and GLA, the “US Senior Borrowers”) are parties to an Amended and Restated Loan and Security Agreement, dated November 7, 2001, as amended by that certain first amendment, dated December 31, 2001, as further amended by that certain second amendment, dated as of August 21, 2003, as further amended by that certain third amendment, dated as of March 26, 2004, and as further amended by that certain fourth amendment, dated as of November 4, 2004, and as further amended by that certain fifth amendment, dated as of December 28, 2004 (collectively, as amended, modified or supplemented from time to time to the extent permitted herein, the “US Senior Credit Agreement”) with Congress Financial Corporation (Western), a California corporation (together with its successors and permitted assigns, the “US Senior Lender”);

WHEREAS, Geologistics Limited, a limited company registered in England and Wales (together with its successors, the “UK Borrower”) entered into a Facility Agreement, dated March 31, 2000, as amended by that certain letter amendment dated March 26, 2004 (as amended, supplemented or otherwise modified from time to time to the extent permitted herein, the “UK Senior Credit Agreement”), with Burdale Financial Limited, a limited company registered in England and Wales (together with its successors and permitted assigns, the “UK Senior Lender”);

WHEREAS, the UK Borrower has entered into a Second Lien Facility Agreement (the “UK Credit Agreement”), dated the date hereof, with the lenders party thereto (together with its successors and permitted assigns, the “UK Lender”), CNAI, as administrative agent for such lenders (in such capacity and together with its successors, the “UK Administrative Agent”), Bear Stearns, as syndication agent for such lenders (in such capacity and together with its successors, the “UK Syndication Agent”);

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a term loan facility; and

WHEREAS, the Lenders are willing to make available to the Borrower such term loan facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

CREDIT AGREEMENT

GEOLOGISTICS CORPORATION

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1                                   Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 10% or more of any class of voting Capital Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means each of the Administrative Agent and the Syndication Agent.

“Agreement” means this Second Lien Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable GAAP” means either GAAP or UK GAAP, as the case may be, in accordance with which the audited financial statements of the relevant Person are prepared.

“Applicable Margin” means:

(a)                                  during the period commencing on the Closing Date and ending on the date that is 270 days after the Closing Date, with respect to Loans maintained as (i) Base Rate Loans, a rate equal to 5.50% per annum and (ii) Eurodollar Rate Loans, a rate equal to 6.50% per annum;

(b)                                 during the period commencing on the date that is 271 days after the Closing Date and ending on the date that 450 days after the Closing Date, with respect to Loans maintained as (i) Base Rate Loans, a rate equal to 7.50% per annum and (ii) Eurodollar Rate Loans, a rate equal to 8.50% per annum; and

(c)                                  thereafter, as of any date of determination, with respect to Loans maintained as (i) Base Rate Loans, a rate equal to 9.50% per annum and (ii) Eurodollar Rate Loans, a rate equal to 10.50% per annum.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc., each in their capacity as joint lead arrangers and joint book-running managers.

“Asia Pacific” means GeoLogistics (Asia Pacific) Limited, a company organized and existing under the law of the British Virgin Islands.

“Asset Sale” has the meaning specified in Section 6.6(a)(iii) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Bankruptcy Code” means title 11, United States Code.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c)                                  0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Bear Stearns” has the meaning specified in the preamble to this Agreement.

“Bermuda Stock Pledge” means the Charge Over Shares, dated the date hereof, between International Management and CNAI.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means the borrowing consisting of Loans made on the Closing Date by the Lenders ratably according to their respective Commitments.

“Breach Amount” has the meaning specified in Section 7.1(c)(ii) (Events of Default).

“Business Day” means a day of the year on which banks are not required or authorized to close in any of the states of New York or California and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“BVI Stock Pledge” means the Charge Over Shares, dated the date hereof, among Holdings Bermuda and CNAI.

“Capital Lease” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” means, at any time, each of the following:

(a)                                  any evidence of indebtedness with a maturity date of 90 days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, however, that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 certificates of deposit or bankers’ acceptances with a maturity of 90 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000;

(c)                                  commercial paper (including variable rate demand notes) with a maturity of 90 days or less issued by a corporation (except an Affiliate of any Restricted Person)

organized under the laws of any state of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(d)                                 repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000;

(e)                                  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within 90 days or less from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and

(f)                                    investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Change of Control” means (a) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), except for one or more Questor Funds, of beneficial ownership, directly or indirectly, of 50% or more of the voting power of the total outstanding voting Capital Stock of the Borrower or (b) the failure of the Borrower to own, directly or indirectly, the beneficial ownership of 100% of the voting power of the total outstanding voting Capital Stock of any Loan Party.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the date on which the Loans are made.

“CNAI” has the meaning specified in the preamble to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a lien or security interest is granted under any Collateral Document.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, each Deposit Account Control Agreement and each other document executed and delivered by a Loan Party granting a lien on any of its property to secure payment of any Secured Obligation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Commitment” and as such amount may be reduced pursuant to this Agreement.

“Compliance Certificate” has the meaning assigned to it in Section 6.5(a) (Financial Statements and Other Information).

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of indebtedness for borrowed money or of any other obligation evidenced by bonds, notes, debentures or similar instruments, excluding any indebtedness permitted pursuant to clauses (a) through (d) and clauses (f) through (j) of Section 6.8 (Indebtedness) and excluding, in the case of clause (e) and to the extent of any Breach Amount, any credit support provided pursuant to clause 7.1(c)(ii)(Events of Default).

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Deposit Account Control Agreement” means an agreement in writing, in form and substance satisfactory to each Agent, by and among the Administrative Agent, each Loan Party and any bank at which any deposit account of such Loan Party is at any time maintained.

“Disclosure Documents” means, collectively, each document filed by any Restricted Person with the Securities and Exchange Commission, as amended from time to time.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person (on an unconsolidated basis for each component hereof), with respect to any period, an amount equal to the following: (a) the Net Income of such Person for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, write down of goodwill and deferred compensation) of such Person for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense of such Person for such period (to the extent deducted in the computation of Net Income), and plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Net Income).

“Eligible Assignee” means (a) a Lender or any Affiliate or Approved Fund of such Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent or (d) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Restricted Person’s business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

“Equity Issuance” means the issue or sale of any Capital Stock of (a) the Borrower to any Person other than to the Permitted Holders and (b) any Subsidiary of the Borrower to any Person other than the Borrower and its Subsidiaries.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person required to be aggregated with any Restricted Person under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan or Multiemployer Plan; (b) the adoption of any amendment to a Plan or Multiemployer Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan or Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which any Restricted Person is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Restricted Person could otherwise be liable; (f) a complete or partial withdrawal by any Restricted Person or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan or Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Restricted Person or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan or Multiemployer Plan including any Plan or Multiemployer Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Restricted Person in excess of $500,000 (other than liabilities for routine funding of benefits).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent, or, in the absence of such availability, the Eurodollar Base Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 7.1 (Events of Default).

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral to secure payment of the Obligations of the Borrower or (b) the guaranteeing by such Subsidiary of the Obligations of the Borrower, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to each Agent, result in materially adverse tax consequences to the Restricted Persons, taken as a whole; provided, however, that no such Subsidiary shall be an “Excluded Foreign Subsidiary” if such Subsidiary has entered into any arrangement to guarantee, or has granted a security interest in any of its assets, or pledged to secure, any indebtedness or other obligations of any Loan Party and such guarantee, grant or pledge and has substantially similar tax consequences.

“Expo” has the meaning specified in the recitals to this Agreement.

“Facilities” means the Commitments and the provisions herein relating to the Loans.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the fee letter, dated November 8, 2004, addressed to the Borrower from the Agents and the Arrangers and accepted by the Borrower on November 8, 2004, with respect to certain fees, expenses and other amounts to be paid from time to time to the Agents and the Arrangers.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.2 (Financial Statements; No Material Adverse Change) and Section 6.5 (Financial Statements and Other Information).

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GIFL” means GeoLogistics International Finance Ltd., a limited company organized under the laws of Ireland.

“GIFL US Intercompany Obligations” means any loan or advance from any Loan Party to GIFL, together with any interest thereon and any guaranties thereof by any UK Loan Party.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“GLA” has the meaning specified in the recitals to this Agreement.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Grantor Parties” means each Restricted Person other than the Subsidiaries of Holdings Bermuda.

“Guarantor” means a Person party to the Guaranty or otherwise guarantor of any Secured Obligation.

“Guaranty” means the guaranty and security agreement, in substantially the form of Exhibit F (Form of Guaranty), executed by the Guarantors party thereto.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings Bermuda” means GeoLogistics Holdings (Bermuda) Limited, a company organized and existing under the law of Bermuda.

“Indemnified Matter” has the meaning specified in Section 9.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 9.4 (Indemnities).

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means the US Intercreditor Agreement and the UK Intercreditor Agreement.

“Interest Expense” means, for any period, with respect to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capital Leases for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs paid in cash in connection with the transactions contemplated hereby, (i) interest paid in property other than cash and (b) any other interest expense not payable in cash.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.9 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.9 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.9 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)                               the Borrower may not select any Interest Period that ends after the Maturity Date;

(iv)                              the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v)                                 there shall be outstanding at any one time no more than two Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Intermediate Holding Company” means each Person (a) in which, directly or indirectly the Borrower owns Capital Stock and (b) that owns directly or indirectly any Capital Stock of Asia Pacific, beneficially or otherwise.

“International Management” means GeoLogistics International Management (Bermuda) Limited.

“Inventory” means all of each Restricted Person’s now owned and hereafter existing or acquired goods, whenever located, which (a) are leased by such Restricted Person as lessor, (b) are held by such Restricted Person for sale or lease or to be furnished under a contract of service, (c) are furnished by such Restricted Person under a contract of service or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“License Agreement” has the meaning specified in Section 4.9 (Intellectual Property).

“LIW” means LIW Holdings Corp., a Delaware corporation.

“Loan” has the meaning specified in Section 2.1 (The Commitments).

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the US Intercreditor Agreement, the Fee Letter, the Collateral Documents and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any Loan Party to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document and any guarantor, endorser, acceptor, surety or other Person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations.

“Material Contract” shall mean (a) any contract or other agreement (other than the Loan Documents), written or oral, of any Restricted Person involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year, and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which any Restricted Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of such Restricted Person or the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of the Agents hereunder or thereunder.

“Maturity Date” means the earlier of (a) the 547th day after the Closing Date and (b) the earliest of the final maturities of the US Senior Facility, UK Senior Facility and the UK Facility (whether scheduled, by acceleration of otherwise).

“MIL” has the meaning specified in the recitals to this Agreement.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current plan year or the immediately preceding 6 plan years contributed to by any Loan Party or any ERISA Affiliate.

“Net Cash Proceeds” means proceeds received by any Loan Party or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any of the following:

(a)                                  Property Loss Event or Asset Sale, other than an Asset Sale permitted under clause (a)(iii)(A), (B), (C), (D), (E), (F), (G), (H), (I) or (J) of Section 6.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.), net of (i) the reasonable cash costs of sale, collection, assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on indebtedness (other than the Secured Obligations and obligations under the Senior Facility Documents, if any) secured by the assets subject to such Asset

Sale; provided, however, that evidence of each of (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to each Agent;

(b)                                 (i) Equity Issuance (other than any such issuance of common stock of the Borrower occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries) or (ii) any Debt Issuance, in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (b), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to each Agent.

“Net Income” means, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, however, that the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

“Non-US Lender” means each Lender or Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender’s Loan to the Borrower evidencing the indebtedness of the Borrower to such Lender resulting from such Loan.

“Notice of Borrowing” has the meaning specified in Section 2.2 (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.9 (Conversion/Continuation Option).

“Obligations” means the Loans and all other amounts, obligations, covenants and duties owing by the Borrower to either Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Borrower under this Agreement, any other Loan Document.

“Other Restricted Person” means any Subsidiary of Holdings Bermuda.

“Other Taxes” has the meaning specified in Section 2.14(b)(Taxes).

“Permitted Holders” means the Questor Funds and the other Persons listed on Schedule 1.1 and their respective successors and assigns.

“Permitted Holder Stock” means the preferred stock of the Borrower issued to the Questor Funds upon conversion of convertible debt owed to the Questor Funds in an aggregate principal amount of not more than $25,781,219.62 plus any unpaid interest accrued to such principal (which, on the date of such issuance, equaled $710,415.84);

“Permitted European Consolidation” means the sale by the Borrower and LEP Holdings GmbH of their interests in GeoLogistics SarL (Italy) to GeoLogistics GmbH (Germany).

“Permitted Liquidation” means the liquidation of (a) any US Group Member into any other US Group Member or the Borrower, (b) any Intermediate Holding Company (other than Holdings Bermuda or International Management) into any other Intermediate Holding Company or the Borrower, (c) any UK Group Member other than the UK Borrower into another UK Group Member or the UK Borrower, or (d) any Other Restricted Person (other than Asia/Pacific) into any Other Restricted Person; provided, however, that, in order to qualify as a Permitted Liquidation, each Restricted Person shall have complied with Section 6.23(Further Assurances) to the satisfaction of each Agent prior to the consummation of the liquidation and after giving effect thereto.

“Permitted Sale” means any sale, assignment, lease, transfer or other disposition of any assets of the Borrower or its Subsidiaries out of the ordinary course of business in an aggregate amount not the exceed $3,000,000 per fiscal year (or $1,500,000 for the fiscal year in which the Maturity Date occurs) for all such sales, assignments, acquisitions or dispositions made by the Borrower or any of its Subsidiaries.

“Permitted Subsidiaries” means any wholly-owned subsidiary of any US Group Member, UK Group Member or any Other Restricted Person; provided, however, that in the case of any US Group Member or UK Group Member, such US Group Member or UK Group Member shall have complied (and caused such subsidiary to comply) with Section 6.23 (Further Assurances) to the satisfaction of each Agent.

“Person” means any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Restricted Person or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Pledge Agreement” means an agreement, in substantially the form of Exhibit H (Form of Pledge Agreement), executed by the Borrower and each Guarantor.

“Property Loss Event” means (a) any loss of or damage to property of any Loan Party or any Subsidiary of any Loan Party that results in the receipt by such Person of proceeds of insurance in excess of $500,000 (individually or in the aggregate) or (b) any taking of property of any Loan Party or any Subsidiary of any Loan Party that results in the receipt by such Person of a compensation payment in respect thereof in excess of $500,000 (individually or in the aggregate).

“Provision for Taxes” means, with respect to any Person, for any period, an amount equal to all taxes imposed on or measured by net income, whether Federal, state or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such period on a consolidated basis in accordance with GAAP.

“Purchasing Lender” has the meaning specified in Section 9.7 (Sharing of Payments, Etc.).

“Questor Funds” means the Persons listed on Item I of Schedule 1.1 and their respective successors.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender’s Loans by the aggregate Loans of all Lenders).

“Records” means all of each Restricted Person’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Restricted Person with respect to the foregoing maintained with or by any other Person).

“Register” has the meaning specified in Section 2.5 (Evidence of Debt).

“Requisite Lenders” means collectively, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Commitments or, after the Closing Date, more than fifty percent (50%) of the principal amount of all Loans then outstanding.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Person” means each of the following: (a) the Borrower, (b) each US Group Member and each Subsidiary of each US Group Member, (c) each Intermediate Holding Company, (d) each UK Group Member and (e) each Subsidiary of Holdings Bermuda.

“Restricted Persons Sale and Investment Amount” means the sum of the following:

(a)                                  the aggregate outstanding principal amount of loans and advances made by any Restricted Person to any Subsidiary of the Borrower in reliance on Section 6.9(g)(v)(Loans, Investments, Etc.) together with the aggregate outstanding principal amount of any such loans and advances made by such Restricted Person after October 31, 2004 and on or before the date hereof;

(b)                                 the aggregate maximum amount for which Restricted Persons could be liable in connection with any assumptions by such Restricted Person’s of reimbursement obligations of any Subsidiary of the Borrower (if the related letters of credit are fully drawn) made in reliance on Section 6.9(g)(v)(Loans, Investments, Etc.) together with the aggregate maximum amount of such assumption of reimbursement obligations assumed by such Restricted Person after October 31, 2004 and on or before the date hereof;

(c)                                  the aggregate maximum amount any Restricted Person could be liable under any guarantees for the benefit of any Subsidiary of the Borrower made in reliance on Section 6.9(g)(v)(Loans, Investments, Etc.) together with the aggregate maximum amount of such guarantees made by such Restricted Person after October 31, 2004 and on or before the date hereof;

(d)                                 the aggregate capital contributions made by any Restricted Person to any Subsidiary of the Borrower pursuant to Section 6.9(g)(v)(Loans, Investments, Etc.) together with the aggregate amount of such capital contributions made by such Restricted Person after October 31, 2004 and on or before the date hereof; and

(e)                                  the fair market value of all assets transferred in Asset Sales made in reliance on
Section 6.6(a)(iii)(G) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) together with the fair market value of all such assts transferred in Asset Sales made after October 31, 2004 and on or before the date hereof.

“S&P” means Standard & Poor’s Rating Services.

“Secured Obligation”  means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Agents, the Indemnitees and any other holder of any Secured Obligation.

“Security” means any Capital Stock, voting trust certificate, bond, debenture, note or other evidence of indebtedness, whether or not secured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any warrant, option or other right to subscribe to, purchase or acquire, any other Security.

“Security Agreement” means an agreement, in substantially the form of Exhibit G (Form of Security Agreement), executed by the Borrower and each Guarantor.

“Selling Lender” has the meaning specified in Section 9.7 (Sharing of Payments, Etc.).

“Senior Facilities” means the US Senior Facility and the UK Senior Facility.

“Senior Facility Document” means, collectively, each US Senior Facility Document and each UK Senior Facility Document.

“Senior Lender” means each of the US Senior Lender and the UK Senior Lender.

“Senior Secured Party” means any US Senior Secured Party or UK Senior Secured Party.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which more than 50% of the voting stock or other voting equity interests (in the case of a business entity other than a corporation) is owned or controlled directly or indirectly by such Person, or one or more Subsidiaries of such Person, or a combination thereof.

“Syndication Agent” has the meaning specified in the preamble to this Agreement.

“Tangible Net Worth” means with respect to any Person (on an unconsolidated basis), at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to the sum of the following: (a) the difference between (i) the aggregate net book value of all assets of such Person, calculating the book value of inventory for this purpose on a first-in-first-out basis, after excluding from such assets all goodwill, capitalized financing costs and other assets deemed intangible under GAAP, and after deducting from such book values all appropriate reserves in accordance with GAAP (including any reserves for doubtful receivables, obsolescence, depreciation or amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person (including tax and other proper accruals), plus (b) indebtedness of such Person which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender. For purposes of this definition, indebtedness and liabilities shall not include preferred stock, whether or not redeemable.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 2.14 (Taxes).

“Taxes” has the meaning specified in Section 2.14 (Taxes).

“UCC” has the meaning specified in the Security Agreement.

“UK Administrative Agent” has the meaning specified in the recitals to this Agreement.

“UK Agents” means the UK Administrative Agent, the UK Syndication Agent and the UK Security Trustee.

“UK Borrower” has the meaning specified in the recitals to this Agreement.

“UK Credit Agreement” has the meaning specified in the recitals to this Agreement.

“UK GAAP” means generally accepted accounting principles in the United Kingdom as in effect from time to time.

“UK Group Member” means each of the UK Borrower and each Subsidiary of the UK Borrower.

“UK Intercompany Pledge and Guarantee Agreement” means the Pledge and Guarantee Agreement, dated as of March 23, 2000, between Holdings Bermuda and the UK Borrower (as amended, modified or supplemented from time to time to the extent permitted herein).

“UK Intercompany Secured Obligations” means any amount secured by the UK Intercompany Pledge and Guarantee Agreement, including the “Secured Obligations” under and as defined in the UK Intercompany Pledge and Guarantee Agreement.

“UK Intercreditor Agreement” means the Intercreditor Agreement, dated December 28, 2004 among the UK Lenders, the UK Security Trustee, the Syndication Agent, each UK Senior Lender, the UK Borrower and each other Grantor party thereto, in the form of Exhibit I (UK Intercreditor Agreement).

“UK Lenders” has the meaning specified in the recitals to this Agreement.

“UK Loan Document” means, collectively, the UK Credit Agreement and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any Loan Party to either UK Agent or any UK Lender in connection with or pursuant to any of the foregoing.

“UK Loan Party” means the UK Borrower and each “Obligor” under and as defined in the UK Loan Documents, together with their successors and permitted assigns.

“UK Parent” means GeoLogistics International Holdings (Bermuda) Ltd.

“UK Sale and Investment Amount” means the sum of the following:

(a)                                  the aggregate outstanding principal amount of loans and advances made by any UK Group Member to any Other Restricted Person in reliance on Section 6.9(g)(iv)(Loans, Investments, Etc.) together with the aggregate outstanding principal amount of any such loans and advances made by such UK Group Member after October 31, 2004 and on or before the date hereof;

(b)                                 the aggregate maximum amount for which any UK Group Member could be liable in connection with any of such UK Group Member’s assumption of reimbursement obligations of any Other Restricted Person (if the related letters of credit are fully drawn) in reliance on Section 6.9(g)(iv)(Loans, Investments, Etc.) together with the aggregate maximum amount of such assumption of reimbursement obligations assumed by such UK Group Member after October 31, 2004 and on or before the date hereof;

(c)                                  the aggregate maximum amount for which any UK Group Member could be liable under any guarantees made for the benefit of any Other Restricted Person in reliance on Section 6.9(g)(iv)(Loans, Investments, Etc.) together with the aggregate maximum amount of such guarantees made by Such UK Group Member after October 31, 2004 and on or before the date hereof;

(d)                                 the aggregate amount of capital contributions made by any UK Group Member to any Other Restricted Person in reliance on Section 6.9 (g)(iv)(Loans, Investments, Etc.) together with the aggregate amount of such capital contributions made by such UK Group Member after October 31, 2004 and on or before the date hereof;

(e)                                  the aggregate outstanding principal amount of loans and advances made by any UK Group Member to GIFL in reliance on Section 6.9(k)(Loans, Investments, Etc.) together with the aggregate outstanding principal amount of such loans and advanced made by such UK Group Member after October 31, 2004 and on or before the date hereof; and

(f)                                    the fair market value of all assets transferred in Asset Sales made in reliance on
Section 6.6(a)(iii)(F) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) together with the fair market value of all such assts transferred in Asset Sales made after October 31, 2004 and on or before the date hereof.

“UK Secured Obligations” means the “Obligations” under and as defined in UK Credit Agreement.

“UK Secured Party” means each UK Agent, each UK Lender and each other holder of an obligation under any UK Loan Document, together with their successors and permitted assigns.

“UK Security Trustee” means Citicorp Trustee Company Limited.

“UK Senior Credit Agreement” has the meaning specified in the recitals to this Agreement.

“UK Senior Facility” means the facility established pursuant to, and governed by, the UK Senior Facility Documents.

“UK Senior Facility Documents” means, collectively, the UK Senior Credit Agreement and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any Grantor Party or any Affiliate of any Grantor Party to the UK Senior Lender or any other UK Senior Secured Party in connection with or pursuant to any of the foregoing.

“UK Senior Lender” has the meaning specified in the recitals to this Agreement.

“UK Senior Secured Party” means, collectively, the UK Senior Lender and each other holder of an obligation under the UK Senior Facility.

“UK Syndication Agent” has the meaning specified in the recitals to this Agreement.

“Unrestricted Subsidiary” means each Subsidiary of any Restricted Person that is not a Restricted Person.

“US Group Member” means each Loan Party other than LIW and the Borrower.

“US Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 28, 2004 among the Administrative Agent, each US Senior Lender, the Borrower, and each other Grantor party thereto, in the form of Exhibit J (US Intercreditor Agreement).

“US Lender” means each Lender or Agent that is a Domestic Person.

“US Senior Borrowers” has the meaning specified in the recitals to this Agreement.

“US Senior Credit Agreement” has the meaning specified in the recitals to this Agreement.

“US Senior Facility” means the facility established pursuant to, and governed by, the US Senior Facility Documents.

“US Senior Facility Document” means, collectively, the US Senior Credit Agreement and each certificate, agreement or document or instrument now or at any time hereafter executed and/or delivered by any Grantor Party or any Affiliate of any Grantor Party to the US Senior Lender or any other US Senior Secured Party in connection with or pursuant to any of the foregoing.

“US Senior Lender” has the meaning specified in the recitals to this Agreement.

“US Senior Secured Party” means, collectively, the US Senior Lender and each other holder of an obligation under the US Senior Facility or the UK Senior Facility.

“Voting Stock” means the Capital Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

Section 1.2                                   Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3                                   Accounting Terms and Principles

(a)                                  Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)                                 If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 4.2 (Financial Statements; No Material Adverse Change) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or Article VI (Affirmative and Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or Article VI (Affirmative and Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4                                   Conversion and Rounding Off

The Administrative Agent may set up appropriate conversion and rounding off mechanisms and may otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are converted or expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5                                   Certain Terms

(a)                                  The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)                                 Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)                                  Each agreement defined in (or whose definition is referenced in) this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of any Lender, either Agent or any other Person is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d)                                 References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)                                  The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)                                    The terms “Lender”, “Administrative Agent”, “Syndication Agent”, “Agent”, “UK Syndication Agent”, “UK Administrative Agent”, “UK Agent” and “UK Security Trustee” include, without limitation, their respective successors.

(g)                                 Upon the appointment of any successor Administrative Agent pursuant to Section 8.6 (Successor Administrative Agent), references to CNAI in Section 8.3 (The Agents Individually) and in the definitions of Base Rate and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of is Affiliates if it so designates.

ARTICLE II

THE FACILITY

Section 2.1                                   The Commitments

On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make a loan (each a “Loan”) in Dollars to the Borrower in an amount not to exceed such Lender’s Commitment. Any amount of a Loan prepaid or repaid may not be reborrowed.

Section 2.2                                       Borrowing Procedures

(a)                                  The Borrowing shall be made upon receipt of the Notice of Borrowing given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York City time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days, in the case of Eurodollar Rate Loans. The Notice of Borrowing shall specify (A) the Closing Date, (B) the aggregate amount of the proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods therefor. The Loans shall be made as Base Rate Loans unless (subject to Section 2.12 (Special Provisions Governing Eurodollar Rate Loans)) the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. The Borrowing shall be in an aggregate amount of not less than $1,000,000 and multiples of $500,000 in excess thereof.

(b)                                 The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of the Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in the Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.12(a) (Determination of Interest Rate). Each Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 9.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of the proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 9.1 (Amendments, Waivers, Etc.)) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans) and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(e)                                  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of the Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the Closing Date in accordance with this Section 2.2(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising the Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising the Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of the Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d)                                 The failure of any Lender to make on the Closing Date the Loan or any payment required by it shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Lender to make a Loan or payment required under this Agreement.

Section 2.3                                   Reduction and Termination of the Commitments

The Commitments shall be reduced to zero on the Closing Date immediately after the funding of the Loans.

Section 2.4                                   Repayment of Loans

The Borrower shall repay the entire unpaid principal amount of the Loans together with all accrued but unpaid interest thereon on the Maturity Date.

Section 2.5                                   Evidence of Debt

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 9.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders, (ii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable, and paid, by the Borrower to, or for the account of, each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s share thereof, if applicable.  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.5 and Section 9.2 (Assignments and Participations) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)                                  The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans of such Lender, substantially in the forms of Exhibit B (Form of Note).

Section 2.6                                   Optional Prepayments

The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.12(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

Section 2.7                                   Mandatory Prepayments

Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from an Asset Sale or Property Loss Event, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds and (ii) from an Equity Issuance or Debt Issuance, the Borrower shall immediately prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that in the case of Net Cash Proceeds arising from an Asset Sale or Property Loss Event in respect of assets securing the Senior Facilities, no such prepayment shall be required to the extent that a reduction of the “Maximum Credit” under and as defined in the US Senior Credit Agreement is effective pursuant to the US Senior Credit Agreement (or because of a valid waiver or consent thereunder) or a reduction of the “Facility Limit” under and as defined in the UK Senior Credit Agreement is effective pursuant to the UK Senior Credit Agreement (or because of a valid waiver or consent thereunder), in each case, because of such Asset Sale or Property Loss Event. Any such mandatory prepayment shall be applied, notwithstanding the provisions of the Section 2.11(f) (Payments and Computations) but subject to the provisions of Section 2.11(g) (Payments and Computations), to repay the outstanding principal balance of the Loans, until such Loans shall have been prepaid in full.

Section 2.8                                   Interest

(a)                                  Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)                                     if a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin;

(ii)                                  if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period; and

(iii)                               if any other Obligation, as separately provided in a written agreement between the Secured Party owed such Obligation and the Loan Party owing such Obligation, and, in the absence of any such agreement, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin.

(b)                                 Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)                                  Default Interest.  Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.  Such interest shall be payable on the date that would otherwise by applicable pursuant to clause (b) above or otherwise on demand.

Section 2.9                                   Conversion/Continuation Option

(a)                                  The Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof.  Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit D (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)                                 The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.12 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.9, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate

Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.10                            Fees

The Borrower has agreed to pay to the Agents and the Arrangers certain fees, expenses and other amounts, the amount and dates of payment of all of which are embodied in the Fee Letter.

Section 2.11                            Payments and Computations

(a)                                  The Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 9.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim.  The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.7 (Mandatory Prepayments) and in clauses (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.13 (Capital Adequacy), 2.14 (Taxes) or Section 2.12(c) (Increased Costs) or (d) (Illegality) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

(b)                                 All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Each payment by the Borrower of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars.

(d)                                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments of any Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the

Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first Business Day, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)                                    Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.7 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of the Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion of the Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g)                                 The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.7 (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 7.2 (Remedies), shall, apply all payments in respect of any Secured Obligations and all other proceeds of Collateral in the following order:

(i)                                     first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender and for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)                                  second, to pay Secured Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(iii)                               third, to pay Secured Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

(iv)                              fourth, to pay interest then due and payable in respect of the Loans;

(v)                                 fifth, to pay or prepay principal amounts on the Loans, ratably to the aggregate principal amount of such Loans; and

(vi)                              sixth, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses first, second, third, fourth, fifth and sixth, above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligations ratably, based on the proportion of Administrative Agent’s and each Lender’s interest in the aggregate outstanding Secured Obligations described in such clauses. The order of priority set forth in clauses first, second, third, fourth, fifth and sixth above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or by any other Person that is not a Lender. The order of priority set forth in clauses first and second above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

Section 2.12                            Special Provisions Governing Eurodollar Rate Loans

(a)                                  Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

(b)                                 Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)                                  Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), in each case occurring after the date of this Agreement, shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender for any such amount incurred more than 90 days prior to the delivery of such certificate (such period to be extended to include the period of a retroactive effect of the event described in such certificate as having triggered such compensation).

(d)                                 Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of the Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan.

If, at any time after a Lender gives notice under this Section 2.12(d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e)                                  Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.8 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason a proposed conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in the Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.9 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.7 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

Section 2.13                            Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error; provided, however, that notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender for any such amount incurred more than 90 days prior to the delivery of such certificate (such period to be extended to include the period of a retroactive effect of the event described in such certificate as having triggered such compensation).

Section 2.14                            Taxes

(a)                                  Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and Agent (A) taxes measured by its net income, and franchise taxes imposed on it and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance and (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent) applicable to such Lender or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or of appointment of such Agent) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender or Agent (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14(a) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b)                                 In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)                                  Each Loan Party shall, jointly and severally, indemnify each Lender and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14(c)) paid by such Lender or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be) makes written demand therefor.

(d)                                 Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.14 shall survive the payment in full of the Obligations.

(f)                                    (i)                                     Each Non-US Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-US Lender becomes a Lender the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (z) from time to time if requested by the Borrower or either Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

(A)                              Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B)                                Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;

(C)                                in the case of a Non-US Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

(D)                               any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-US Lender’s entitlement to such exemption from

United States withholding tax or reduced rate with respect to all payments to be made to such Non-US Lender under the Loan Documents.

Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-US Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each US Lender shall (v) on or prior to the Closing Date in the case of each US Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such US Lender becomes a Lender, the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent and (z) from time to time if requested by the Borrower or either Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such US Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this clause (f), a US Lender shall not include a Lender or Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(l)(ii).

(g)                                 Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its reasonable efforts (consistent with its internal policies and applicable laws and other legal requirements) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE III

CONDITIONS TO LOANS

Section 3.1                                   Conditions Precedent to Loans

The obligation of each Lender to make the Loans requested to be made by it is subject to the satisfaction or due waiver in accordance with Section 9.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a)                                  Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to each Agent and in sufficient copies for each Lender:

(i)                                     this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note or Notes of the Borrower conforming to the requirements set forth herein;

(ii)                                  the Guaranty, duly executed by each Guarantor;

(iii)                               (A) the UK Intercreditor Agreements, duly executed by each of the UK Lenders, the UK Security Trustee, the Syndication Agent, each UK Senior Lender and the UK Borrower and (B) the US Intercreditor Agreement, duly executed by each of the Administrative Agent, each US Senior Lender and the Borrower;

(iv)                              the Security Agreement, duly executed by the Borrower and each Guarantor, together with evidence satisfactory to each Agent that, upon the filing and recording of instruments delivered at the Closing, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected security interest in the Collateral, including (A) such documents duly executed by each Loan Party as either Agent may request with respect to the perfection of such security interest (including financing (statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of liens created by the Security Agreement) and (B) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(v)                                 the Notice of Borrowing, duly executed by the Borrower;

(vi)                              a favorable opinion of (A) Drinker Biddle & Reath LLP, counsel to the Loan Parties, in substantially the form of Exhibit E (Form of Opinion of Counsel for the Loan Parties), (B) Georgia counsel to the Loan Parties acceptable to each Agent and in form and substance satisfactory to each Agent and (C) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(vii)                           a copy of each amendment to the Senior Facility Documents executed in connection herewith, together with all documents executed in connection therewith, each certified as being complete and correct by a Responsible Officer of the Borrower;

(viii)                        a copy of the articles or certificate of incorporation (or equivalent constituent document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(ix)                                a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent constituent document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent constituent document) of such Loan Party from the certificate of incorporation (or equivalent constituent document) delivered pursuant to clause (viii) above;

(x)                                   a certificate of a Responsible Officer of the Borrower, stating that the Borrower is Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Section 6.17 (Use of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(xi)                                a certificate of a Responsible Officer to the effect that (A) the condition set forth in Section 3.1 (Conditions Precedent to Loans) has been satisfied and (B) no litigation not listed on Schedule 4.5 shall have been commenced against any Loan Party or any of its Subsidiaries that, if adversely determined, would have a material adverse effect on the assets, liabilities, properties and condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole;

(xii)                             evidence satisfactory to each Agent that the insurance policies required by Section 6.4 (Insurance) and any Collateral Document are in full force and effect, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and its Subsidiaries; and

(xiii)                          such other certificates, documents, agreements and information respecting any Loan Party as either Agent may reasonably request.

(b)                                 Fee and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Agents and the Lenders, as applicable, all fees, expenses and other amounts (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees, expenses and other amounts described in the Fee Letter).

(c)                                  Additional Facilities.  Each Agent shall be satisfied that all conditions precedent to the funding of the loans pursuant to UK Facility Documents (including without limitation, the delivery by the UK Borrower and each UK Loan Party (other than the Loan Parties) of guaranties, debentures, pledges, charges, security documents and related opinions of counsel in the United Kingdom, Bermuda and the British Virgin Islands and other related documents, in each case which shall be satisfactory to each Agent, with respect to the GIFL US Intercompany Obligations) and to the effectiveness of all amendments to the Senior Facility Documents executed in connection herewith shall have been satisfied.

(d)                                 Consents, Etc.  Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material agreement with any other Person and shall have obtained all permits of, and effected all notices to and filings with, any governmental authority, in each case, as may be necessary to allow each Loan Party and each of its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(e)                                  Representations and Warranties. Both before and after giving effect to the funding of the Loans and to the application of the proceeds therefrom;

(i)                                     the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date; and

(ii)                                  no Default or Event of Default shall have occurred and be continuing.

(i)                                     No Legal Impediments. The making of the Loans on the Closing Date does not violate any law or other legal requirement.

(g)                                 Pro Forma Balance Sheet. The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries has been delivered to the Administrative Agent and has been prepared as of the last day of the immediately preceding fiscal month (except that the aggregate outstanding principal amount of any long term indebtedness set forth on such balance sheet will be reflected thereon as of the Closing Date), and reflects as of such date, on a pro forma basis, the consolidated financial condition of the Borrower and its Subsidiaries after giving effect to Borrowings on the Closing Date, and the assumptions expressed therein were reasonable based on the information available to the Borrower at the time so furnished and on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Agents to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Agents, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date:

Section 4.1                                   Corporate/Company Existence, Power and Authority; Subsidiaries

Each Restricted Person is a corporation, limited liability company or entity duly organized, as the case may be, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be. Each Grantor Party is in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be. Each Restricted Person that is not a Grantor Party and is not organized under the laws of any State of the United States is in good standing under the laws of its jurisdiction or organization or incorporation, as the case may be, and each Restricted Person is duly qualified as a foreign corporation and is in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which failure to so qualify would, in the aggregate, not have a material adverse effect on the financial condition, results of operation or business of the Borrower and its Subsidiaries, taken as a whole, or the rights of the Agents and the Lenders in or to any of the Collateral. Attached as Schedule 4.1 is a true and correct organizational chart of the Borrower and each of its Subsidiaries as of the date hereof identifying each Person that is an Intermediate Holding Company and each Person that is a Restricted Person on the date hereof. The execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder (a) are all within each Loan Party’s corporate or company powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of such Loan Party’s certificate of incorporation or by-laws, articles of formation, operating agreement or other organizational documentation, as the case may be, or any indenture, agreement or undertaking to which such Loan Party is a party or by which such Loan Party or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Loan Party other than under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of each Loan Party enforceable in accordance with their respective terms. No Restricted Person has any Subsidiary except as set forth on Schedule 4.1.

Section 4.2                                   Financial Statements; No Material Adverse Change

All financial statements relating to the Borrower and its Subsidiaries that have been delivered hereunder or in connection herewith (whether before or after the Closing Date) have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present, in all material respects, the financial condition and the results of operations of the Borrower and its Subsidiaries as at the dates and for the periods set forth therein. There has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole since December 31, 2003.

Section 4.3                                   Title to Properties

Each Restricted Person has valid leasehold interests in all of its real property (it being understood that Expo occupies premises leased by GLA) and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to the Administrative Agent and such others as are specifically listed on Schedule 6.7 or permitted under Section 6.7 (Encumbrances).

Section 4.4                                   Tax Returns

Each Restricted Person has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations that are required to be filed by it (without requests for extension except as previously disclosed in writing to the Administrative Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Restricted Person has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

Section 4.5                                   Litigation

Except as set forth on Schedule 4.5, there is no present investigation by any Governmental Authority pending, or to the best of any Restricted Person’s knowledge threatened, against or affecting any Restricted Person, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Restricted Person’s knowledge threatened, against any Restricted Person or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, that has a material possibility (as reasonably determined by either Agent) of being adversely determined against any Restricted Person, and if adversely determined against such Restricted Person would result in any material adverse change in the assets, business or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or would impair the ability of such Restricted Person to perform its obligations hereunder or under any of the other Loan Documents to which it is a party or of the Administrative Agent to enforce any Obligations or realize upon any Collateral.

Section 4.6                                   Compliance with Other Agreements and Applicable Laws

No Restricted Person is in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Restricted Person is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, state or local Governmental Authority where such non-compliance would result in any material adverse change in the assets, business or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or would impair the ability of such Restricted Person to perform its obligations hereunder or under any of the other Loan Documents to which it is party or of the Administrative Agent to enforce any Obligations or realize upon any Collateral.

Section 4.7                                   Environmental Compliance

(a)                                  Except as set forth on Schedule 4.7, no Restricted Person has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner that at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of such Restricted Person complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)                                 Except as set forth on Schedule 4.7, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person nor is any pending or to the best of any Restricted Person’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Restricted Person or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, that affects any Restricted Person or its business, operations or assets or any properties at which any Restricted Person has transported, stored or disposed of any Hazardous Materials.

(c)                                  No Restricted Person has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)                                 Each Restricted Person has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Restricted Person under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

Section 4.8                                   Employee Benefits

(a)                                  Schedule 4.8 sets forth a complete and correct list of Plans subject to Title IV of ERISA and Multiemployer Plans. Except as set forth on Schedule 4.8, each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law.  Each Plan or Multiemployer Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best of each Loan Party’s knowledge, nothing has occurred that would cause the loss of such qualification.  Each Restricted Person and its ERISA Affiliates have made all required contributions to any Plan and any Multiemployer Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan or any Multiemployer Plan.

(b)                                 There are no pending or, to the best of each Restricted Person’s knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, other than routine claims for benefits. To the best of each Restricted Person’s knowledge, there has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) is not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) no Restricted Person or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) that has not been satisfied in full; (iv) no Restricted Person or any of its ERISA Affiliates have incurred, nor do any of them reasonably expect to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Restricted Person or any of its ERISA Affiliates have engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 4.9                                   Intellectual Property

Each Restricted Person owns or licenses or otherwise has, pursuant to a valid and enforceable written agreement, all rights to all Intellectual Property that are necessary and sufficient for the operation of its business as presently conducted and proposed to be conducted. As of the date hereof, no Restricted Person has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or the United States Copyright Office or any similar office or agency in the United States, any state thereof, any political subdivision thereof or in any other country, other than those described on Schedule 4.9 and has not granted any licenses or other rights with respect thereto other than as set forth on

Schedule 4.9. No event has occurred that permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of each Restricted Person’s knowledge, the use, sale, offer for sale, manufacture, or import of any slogan or other advertising device, product, process, method, substance or other Intellectual Property, goods or services by such Restricted Person does not infringe any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person and no claim or litigation is pending or threatened against or affecting such Restricted Person with respect to the foregoing or otherwise contesting its right to sell or use any such Intellectual Property. Schedule 4.9 sets forth all of the agreements or other arrangements of each Restricted Person pursuant to which such Restricted Person has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Restricted Person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by such Restricted Person after the date hereof other than licenses related to commercial off the shelf software or embedded software, the “License Agreements”). No trademark, servicemark or other Intellectual Property at any time used by any Restricted Person that is owned by another Person, or owned by such Restricted Person subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than the Secured Parties, the UK Secured Parties or the Senior Secured Parties, is affixed to any Inventory, except to the extent permitted under the terms of the License Agreements listed on Schedule 4.9.

Section 4.10                            Subsidiaries; Affiliates; Capitalization; Solvency

(a)                                  Except as set forth on Schedule 4.10, no Restricted Person has any direct or indirect Subsidiaries or Affiliates and no Restricted Person is engaged in any joint venture or partnership, in each case except as set forth on Schedule 4.10 and subject to the right of each Restricted Person to form or acquire Subsidiaries in accordance with Section 6.9 (Loans, Investments, Etc.).

(b)                                 Each Restricted Person is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of the each of its Subsidiaries listed on Schedule 4.10 as being owned by such Restricted Person and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any such Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)                                  The issued and outstanding shares of Capital Stock of each Restricted Person are directly and beneficially owned and held by the Persons indicated on Schedule 4.10, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to the Administrative Agent prior to the date hereof.

(d)                                 As of the date hereof, each Loan Party and each UK Loan Party is Solvent.

Section 4.11                            Labor Disputes

(a)                                  Set forth on Schedule 4.11 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Restricted Person and any union, labor organization or other bargaining agent in respect of the employees of such Restricted Person on the date hereof.

(b)                                 There is (i) no significant unfair labor practice complaint pending against any Restricted Person or, to the best of each Restricted Person’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Restricted Person or, to the best of such Restricted Person’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Restricted Person or, to the best of each Restricted Person’s knowledge, threatened against such Restricted Person.

Section 4.12                            Restrictions on Subsidiaries

Except for restrictions contained in this Agreement, any other agreement with respect to indebtedness of any Restricted Person permitted hereunder as in effect on the date hereof or any agreement with respect to any Subsidiary of a Restricted Person described on Schedule 4.12 or any other agreement entered into after the date hereof as part of, and by the parties to, a financing entered into in reliance on Section 6.6(b)(i) (Sale of Assets, Consolidation, Merger, Dissolution, Etc.) or Section 6.8(i) (Indebtedness), there are no contractual or consensual restrictions on any Restricted Person or any Subsidiary of any Restricted Person that prohibit or otherwise restrict (a) the transfer of cash or other assets to or between Restricted Persons or (b) the ability of any Restricted Person to incur indebtedness or grant security interests to any Secured Party or UK Secured Parry in the Collateral.

Section 4.13                            Material Contracts

Schedule 4.13 sets forth all Material Contracts to which each Restricted Person is a party or is bound as of the date hereof. Each Restricted Person has delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the date hereof.

Section 4.14                            Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.15                            Investment Company Act; Public Utility Holding Company Act

No Restricted Person is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an

“affiliate” or a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.16                            Accuracy and Completeness of Information

All information furnished by or on behalf of any Restricted Person in writing to any Secured Party or UK Secured Party in connection with this Agreement or any of the other Loan Documents or any UK Loan Document or any transaction contemplated hereby or thereby, including, without limitation, all information on any Schedule or any schedule or annex to any other Loan Document is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred that has had or could reasonably be expected to have a material adverse affect on the business, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, that has not been fully and accurately disclosed to the Administrative Agent in writing.

Section 4.17                            Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by each Agent regardless of any investigation made or information possessed by either Agent. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties that any Restricted Person shall give, or cause to be given, to either Agent pursuant to any Loan Document.

Section 4.18                            Ranking

The Loans and other Obligations payable hereunder and under the Notes and the other Loan Documents are direct, unconditional and unsubordinated general obligations of the Borrower, are entitled to the benefit and security of the Collateral as provided herein, and rank at least pari passu in right and priority of payment with all other present and future outstanding unsubordinated indebtedness of the Restricted Persons; provided, however, that the rights and obligations among the Secured Parties and the Senior Secured Parties in respect of the Collateral shall be as set forth in the US Intercreditor Agreement.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders and the Agents to each of the following as long as any Obligation remains outstanding and, in each ease, unless the Requisite Lenders otherwise consent in writing and the Borrower shall, and shall cause each Restricted Person and each Loan Party, as applicable, to comply with the following:

Section 5.1                                   Minimum EBITDA

The Borrower and its Subsidiaries shall achieve, on a consolidated basis, EBITDA, measured as at the end of each month on a rolling twelve-month basis, of not less than the amount set forth opposite such month:

TWELVE-MONTH PERIOD ENDING	MINIMUM EBITDA

November 2004	$11,600,000
December 2004	$17,250,000
January 2005	$17,800,000
February 2005	$17,800,000
March 2005	$18,500,000
April 2005	$19,000,000
May 2005	$19,000,000
June 2005	$19,700,000
July 2005	$20,000,000
August 2005	$21,000,000
September 2005	$21,600,000
October 2005	$22,500,000
November 2005	$23,300,000
December 2005	$24,000,000
January 2006	$24,500,000
February 2006	$25,000,000
March 2006	$26,000,000
April 2006	$27,000,000

Section 5.2                                   Minimum Tangible Net Worth

The Borrower and its Subsidiaries shall maintain, on a consolidated basis, Tangible Net Worth, measured as at the end of each fiscal quarter, of not less than the amount set forth opposite such quarter:

QUARTER ENDING	MINIMUM TANGIBLE NET WORTH(1)

December 31, 2004	$-39,800,000
March 31, 2005	$-44,000,000
June 30, 2005	$-46,000,000
September 30, 2005	$-46,400,000
December 31, 2005	$-39,800,000
March 31, 2006	$-42,000,000

ARTICLE VI

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower agrees with the Lenders and the Agents to each of the following, as long as any Obligation remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

(1) “-” indicates negative Tangible Net Worth.

Section 6.1                                   Maintenance of Existence

Each Restricted Person shall at all times preserve, renew and keep in full, force and effect its corporate or company existence and rights and franchises with respect thereto (other than as expressly permitted under clauses (a)(i) or (v) of Section 6.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.)) and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.

Section 6.2                                   Compliance with Laws, Regulations, Etc.

(a)                                  Each Restricted Person shall (and, in the case of ERISA, shall cause its ERISA Affiliates), at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, state or local Governmental Authority, including, without limitation, in the case of the Loan Parties and their ERISA Affiliates, ERISA and otherwise in the case of the Loan Parties, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws where such noncompliance would result in a material adverse effect on the assets, business or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or would materially impair the ability of such Restricted Person to perform its obligations under the Loan Documents to which it is a party or of the Administrative Agent to enforce any Obligations or realize upon the Collateral.

(b)                                 Each Restricted Person shall give written notice to the Administrative Agent immediately upon such Restricted Person’s receipt of any notice of, or such Restricted Person otherwise obtaining knowledge of: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Restricted Person; (B) the release, spill or discharge, threatened or actual, of any Hazardous Material; or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials other than in the ordinary course of and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Restricted Person to the Administrative Agent. Each Restricted Person shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to the Administrative Agent on such response.

(c)                                  Without limiting the generality of the foregoing, whenever either Agent reasonably determines that there is any material non-compliance, or any condition that requires any action by or on behalf of any Restricted Person in order to avoid any material non-compliance, with any Environmental Law, such Restricted Person shall, at either Agent’s request such Restricted Person’s expense:

(i)                                     cause an independent environmental engineer acceptable to each Agent to conduct such tests of the site where any Restricted Person’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to the Administrative Agent a report as to such non-

compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and

(ii)                                  provide to the Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Restricted Person’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)                                 Each Loan Party shall indemnify and hold harmless each Agent, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Restricted Person and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 6.2(d) shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Section 6.3                                   Payment of Taxes and Claims

Each Restricted Person shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books.

Section 6.4                                   Insurance

Each Restricted Person shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Each Restricted Person shall furnish certificates, policies or endorsements to the Administrative Agent as any Lender shall require as proof of such insurance, and, if any Restricted Person fails to do so, the Administrative Agent is authorized, but not required, to obtain such insurance at the expense of such Restricted Person. All policies shall provide for at least 30 days prior written notice to the Administrative Agent of any cancellation or material reduction of coverage. Each Loan Party shall cause the Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under its insurance policies and each Loan Party shall obtain non-contributory lender’s loss payable endorsements to all casualty insurance policies in form and substance satisfactory to each Agent. The Administrative Agent’s loss payable endorsements shall specify that, subject to the rights of the Senior Secured Parties pursuant to the US Intercreditor Agreement, the proceeds of such insurance shall be payable to the Administrative Agent as its interests may appear and further specify that the Administrative Agent shall be paid regardless of any act or omission by any Restricted Person or any of its Affiliates. At its option and subject to the provisions of the US Intercreditor Agreement, the Administrative Agent may apply any insurance proceeds received by any Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as the Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.

Section 6.5                                   Financial Statements and Other Information

(a)                                  The Borrower and its Subsidiaries shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of the Borrower and its Subsidiaries in accordance with Applicable GAAP. Without limiting any other provision of this Agreement, the Borrower shall furnish or cause to be furnished to the Administrative Agent:

(i)                                     within 30 days after the end of each fiscal month, unaudited consolidated financial statements of the Borrower and its Subsidiaries and consolidating financial statements of the Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and through such month, certified to be correct by the chief financial officer of each such entity, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit K (Form of Compliance Certificate), along with a schedule, in form reasonably satisfactory to each Agent, of the calculations used in determining, as of the end of such month, whether the Borrower and its Subsidiaries were in compliance with the terms and conditions of this Agreement for such month, including the covenants set forth in Section 5.1 (Minimum EBITDA) and Section 5.2 (Minimum Tangible Net Worth); and

(ii)                                  within 120 days after the end of each fiscal year, audited consolidated financial statements of the Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity and setting forth in comparative form the figures for the corresponding period in the prior year, and, if applicable, the latest budgets, forecasts and projections delivered pursuant to clause (f) below and a management discussion and analysis of such financial statements and such comparisons), and the accompanying notes thereto, all in reasonable detail, and fairly presenting in all material respects the financial position and the results of the operations of such entities as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm or, if not, another independent accounting firm selected by such entities and reasonably acceptable to each Agent, that such financial statements have been prepared in accordance with Applicable GAAP, and present fairly in all material respects the results of operations and financial condition of such entities as of the end of and for the fiscal year then ended.

(b)                                 Prior to any Asset Sale anticipated to generate in excess of $500,000 in Net Cash Proceeds, the Borrower shall send to the Administrative Agent a notice (i) describing such Asset Sale or the nature and material terms and conditions of such transaction and (ii) stating the estimated Net Cash Proceeds anticipated to be received.

(c)                                  Promptly after the sending or receipt thereof, the Borrower shall send to the Administrative Agent copies of all material notices, certificates or reports delivered or received pursuant to, or in connection with, any Senior Facility Document.

(d)                                 The Borrower shall promptly notify the Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property that is security for the Obligations or that would result in any material adverse change in any Restricted Person’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any order, judgment or decree in excess of $1,000,000 having been entered against any Restricted Person or any properties or assets of any Restricted Person, (iii) any notification of a violation of any law or regulation received by any Restricted Person, (iv) any ERISA Event, and (v) the occurrence of any Default or Event of Default.

(e)                                  The Borrower shall, promptly after the sending or filing thereof, furnish or cause to be furnished to the Administrative Agent copies of all financial reports that the Borrower sends to its stockholders generally.

(f)                                    The Borrower shall furnish or cause to be furnished to the Administrative Agent such budgets, forecasts, projections and other information in respect of the Collateral and the business of the Borrower and its Subsidiaries, as either Agent may, from time to time, reasonably request and to notify the auditors and accountants of each Restricted Person that each Agent is authorized to obtain such information directly from them. Each Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Restricted Person to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee. The Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to the Administrative Agent, at the Borrower’s expense, copies of the financial statements of any Restricted Person and any reports or management letters prepared by such accountants or auditors on behalf of any Restricted Person and to disclose to the Administrative Agent such information as they may have regarding the business of any Restricted Person. Any information provided to the Administrative Agent pursuant to this Section 6.5(f) shall be subject to the provisions of Section 9.18 (Confidentiality) hereof. Any documents, schedules, invoices or other papers delivered to the Administrative Agent may be destroyed or otherwise disposed of by the Administrative Agent one year after the same are delivered to the Administrative Agent, except as otherwise designated by any Restricted Person to the Administrative Agent in writing.

Section 6.6                                   Sale of Assets, Consolidation, Merger, Dissolution, Etc.

(a)                                  No Restricted Person shall directly or indirectly do any of the following:

(i)                                     merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except for the following:

(A)  any US Group Member may merge into or with any other US Group Member or the Borrower; provided, however, that, in the case of any merger involving the Borrower, the Borrower shall be the surviving corporation;

(B)  any Intermediate Holding Company (other than Holdings Bermuda or International Management) may merge into or with any other Intermediate Holding Company or the Borrower; provided, however, that, (x) in the case of any merger involving the Borrower, the Borrower shall be the surviving corporation, (y) in the case of any merger involving LIW, other than a merger of LIW into the Borrower, LIW shall be the surviving corporation and (z) in the case of a merger of Holdings Bermuda or International Management, either Holdings

Bermuda or International Management shall be the surviving corporation;

(C)  any UK Group Member may merge into or with any other UK Group Member; provided, however, that, in the case of any merger involving the UK Borrower, the UK Borrower shall be the surviving corporation; and

(D)  any Other Restricted Person may merge into or with any other Other Restricted Person; provided, however, that in the case of any merger involving Asia Pacific, Asia Pacific shall be the surviving corporation; and provided, further, that, after giving effect to such merger, all Capital Stock of Asia Pacific shall be pledged to the Administrative Agent for the benefit of the Secured Parties;

(ii)                                  sell, issue, assign, transfer or otherwise dispose of any Capital Stock to any Person except for sales or issuances by the Borrower of Capital Stock of the Borrower to the extent permitted pursuant to clause (vi) below and any sale, issuance, assignment, transfer or other disposition:

(A)                              of all of the outstanding Capital Stock of any US Group Member to any other US Group Member or the Borrower;

(B)                                of all of the outstanding Capital Stock of any Intermediate Holding Company (other than LIW and Holdings Bermuda) to any other Intermediate Holding Company or the Borrower;

(C)                                of all of the outstanding Capital Stock of any UK Group Member to any other UK Group Member or the UK Parent; provided, however, that such transaction will be permitted solely if, concurrently with the consummation thereof (but after giving effect to such transaction), the UK Security Trustee, for the benefit of the UK Secured Parties, is granted a perfected security interest on such Capital Stock to secure the UK Secured Obligations with the same priority as the pledge of such Capital Stock to secure the UK Secured Obligations entered into as of the date hereof (or as otherwise agreed by the Administrative Agent); and

(D)                               of all of the outstanding Capital Stock of any Other Restricted Person other than Asia/Pacific to any Other Restricted Person or Holdings Bermuda;

(iii)                               sell, assign, lease, transfer or otherwise dispose of any other Person or any of its assets (other than sales of Capital Stock permitted by clause (ii) above or clause (iv) below to any other Person (an “Asset Sale”) except for the following:

(A)                              sales of Inventory in the ordinary course of business;

(B)                                the disposition of worn-out or obsolete equipment or equipment no longer used in the business of such Restricted Person so long as (x) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender and (y) such sales do not involve equipment having an aggregate fair market value in excess of $1,000,000 for all such equipment disposed of by the Restricted Persons in any fiscal year, or $500,000 in the fiscal year in which the Maturity Date occurs;

(C)                                any sale, assignment, lease or other disposition by any Loan Party to any other Loan Party;

(D)                               any sale, assignment, lease or other disposition by any UK Group Member to any Loan Party or any other UK Group Member;

(E)                                 any sale, assignment, lease or other disposition by any Other Restricted Person to any Other Restricted Person;

(F)                                 any sale, assignment, lease or other disposition by any UK Group Member to any Other Restricted Person; provided, however, that (x) no Default or Event of Default is continuing or would result therefrom, (y) such Asset Sale shall be for a fair market value and other consideration therefor shall be payable in cash and (z) that after giving effect to such Asset Sale, the UK Sale and Investment Amount shall not exceed $7,500,000;

(G)                                any sale, assignment, lease or other disposition by any Restricted Person to any Subsidiary of the Borrower, provided, however, that (x) no Default or Event of Default is continuing or would result therefrom, (y) such Asset Sale shall be for fair market value and other consideration therefor shall be payable in cash and (z) that after giving effect to such Asset Sale, the Restricted Persons Sale and investment Amount shall not exceed $7,500,000;

(H)                               any sale, assignment or other transfer by any Other Restricted Person to any counterparty (other than to the Borrower or to any Subsidiary of the Borrower) to any factoring arrangement in connection with any financing made in reliance on Section 6.8(i) (Indebtedness);

(I)                                    any Permitted Sale not otherwise permitted under this clause (iii); and

(J)                                   any sale or disposition by any Restricted Person permitted pursuant to the US Senior Credit Agreement (or permitted pursuant to a valid waiver or consent if the sale or disposition is otherwise prohibited by the US Senior Credit Agreement) but otherwise not permitted under this Agreement; provided, however, that the aggregate fair market value of such sales or dispositions made in reliance on this clause (J) shall not exceed $5,000,000.

(iv)                              acquire (A) the Capital Stock of any Person in a transaction in which such Person would become a Subsidiary of such Restricted Person or (B) substantially all of the assets of any Person (except, in each case of clauses (A) and (B) hereof, from a Restricted Person pursuant to a transaction permitted in clause (i), (ii) or (iii) above or in connection with the formation of a Permitted Subsidiary);

(v)                                 wind up, liquidate or dissolve except in connection with a Permitted Liquidation;

(vi)                              issue or permit to remain outstanding any Capital Stock other than (A) common stock (and, in the case of the Borrower, options and warrants to purchase common stock), (B) in the case of any Subsidiary of the Borrower, preferred stock issued to a Restricted Person (to the extent the investment by such Restricted Person in such preferred stock is otherwise permitted hereunder), and (C) in the case of the Borrower, Permitted Holder Stock; provided, however, that each of the following conditions is satisfied as determined by the Administrative Agent: (1) the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Permitted Holder Stock; (2) such Permitted Holder Stock shall be and remain on terms and conditions satisfactory (including subordination terms) to each Agent and the Borrower shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Permitted Holder Stock or set aside or otherwise deposit or invest any sums for such purpose; and (3) the Borrower shall furnish to the Administrative Agent all notices or demands in connection with such Permitted Holder Stock either received by the Borrower or on its behalf promptly after the receipt thereof, or sent by such the Borrower or on its behalf concurrently with the sending thereof, as the case may be; or

(vii)                           agree to do any of the foregoing.

(b)                                 The Borrower shall not permit any of its Unrestricted Subsidiaries to sell, assign, lease, transfer or otherwise dispose any of its assets out of the ordinary course of business except for:

(i)                                     financing transactions including secured financings and factoring arrangements, entered into by any Unrestricted Subsidiary;

(ii)                                  transactions solely between or among the Borrower and any Subsidiary of the Borrower or solely between or among two or more Subsidiaries of the Borrower (including, in each case, capital contributions, dividends and other distributions, loans, mergers, consolidations, liquidations, and dissolutions); and

(iii)                               Permitted Sales.

(c)                                  Notwithstanding anything prohibited by clauses (a) and (b) above, the Borrower may, and may permit its Subsidiaries, to (i) sell, assign, lease transfer or otherwise dispose of the assets identified on Schedule 6.6 and (ii) consummate the Permitted European Consolidation.

Section 6.7                                     Encumbrances

No Restricted Person shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except for the following:

(a)                                  (i) liens and security interests in favor of the Secured Parties or the UK Secured Parties; and (ii) in the case of the assets and properties of the UK Loan Parties (other than the Borrower and the Guarantors), liens and security interests in favor of any Loan Party to secure the GIFL US Intercompany Obligations;

(b)                                 liens and security interests on the Collateral securing indebtedness of the Senior Secured Parties under the Senior Secured Documents, to the extent such liens, security interest and indebtedness are subject to any Intercreditor Agreement;

(c)                                  liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person and with respect to which adequate reserves have been set aside on its books;

(d)                                 security deposits in the ordinary course of business;

(e)                                  non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Restricted Person’s business to the extent:

(i)                                     such liens secure obligations that are not yet overdue;

(ii)                                  such liens are not in imminent danger of foreclosure; or

(iii)                               such liens secure indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer (subject to applicable deductibles) or being contested in good faith by appropriate proceedings diligently pursued and available to such Restricted Person, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(f)                                    zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property that do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Restricted Person as presently conducted thereon or materially impair the value of the real property that may he subject thereto;

(g)                                 purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on real property to secure indebtedness permitted under Section 6.8 (Indebtedness);

(h)                                 the security interests and liens set forth on Schedule 6.7 or replacements therefor that do not extend to any other property or increase the amounts secured; and

(i)                                     security interests and liens on the assets of any Other Restricted Person having entered into any financing transaction permitted pursuant to Section 6.6(b)(i) (Sale of

Assets, Consolidation, Merger, Dissolution, Etc.) or Section 6.8(i) (Indebtedness) securing the obligations under such financing transaction.

Section 6.8                                   Indebtedness

No Restricted Person shall incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any indebtedness for borrowed money or sale and leaseback transactions, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except for the following:

(a)                                  the Obligations and indebtedness and other obligations owing under the UK Loan Documents;

(b)                                 (i)                                     indebtedness owing by the US Senior Borrowers (together with any guaranty thereof provided by any Restricted Person) in respect of the US Senior Facility Documents in an aggregate amount (including any outstanding interest, fees and other charges) not to exceed $40,000,000 (or, beginning on the Closing Date and ending on prior to December 31, 2004, $45,000,000); and

(ii)                                  indebtedness owing by the UK Borrower in respect of the UK Senior Facility Documents in an aggregate amount (including any outstanding interest, fees and other charges) not to exceed £25,000,000; provided, however, that such amount shall be reduced by the amount any reduction in the “Facility Limit” (under and as defined in the UK Senior Credit Agreement) and any term of similar effect required under the UK Senior Credit Agreement (or any consent or waiver thereunder) because of the receipt by any Restricted Person or a Subsidiary of any Restricted Person of net cash proceeds from an Asset Sale of Property Loss Event;

(c)                                  trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Restricted Person is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to such Restricted Person, and with respect to which adequate reserves have been set aside on its books;

(d)                                 purchase money indebtedness (including Capital Leases) (i) not incurred in violation of any other provision of this Agreement, (ii) incurred to finance the acquisition of fixed assets, and (iii) whose aggregate outstanding principal amount does not exceed $2,000,000 at any time;

(e)                                  unsecured indebtedness of such Loan Party arising after the date hereof to any Person other than the Borrower or any Subsidiary of the Borrower (other than indebtedness of the kind described in any other clause of this Section 6.8); provided, however, that each of the following conditions is satisfied as determined by the Administrative Agent:     (i) such indebtedness shall be at all times on terms and conditions acceptable to each Agent and shall be subordinated to the prior payment in full in cash of the Secured Obligations and the UK Secured Obligations (including interest accruing after the beginning of any bankruptcy or insolvency proceeding, whether or not allowed in such proceeding) on terms and conditions satisfactory to each Agent, (ii) the Administrative Agent shall have received not less than 10 days prior written notice of the intention of such Loan Party to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to each Agent the amount of such indebtedness, the Persons to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as either Agent may reasonably request with respect thereto, (iii) the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, (iv) on and before the date of incurring such indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, except, that, such Loan Party may, after prior written notice to the Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) the Borrower shall furnish to the Administrative Agent all notices or demands in connection with such indebtedness either received by such Loan Party or on its behalf promptly after the receipt thereof, or sent by such Loan Party or on its behalf concurrently with the sending thereof, as the case may be;

(f)                                    indebtedness owing to any Person other than the Borrower or any Subsidiary of the Borrower, existing on the date hereof and set forth on Schedule 6.8(f); provided, however, that (i)  such Restricted Person may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) such Restricted Person shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except that, such Restricted Person may, after prior written notice to the Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, or (B) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; and (iii) each Restricted Person shall furnish to the Administrative Agent all notices or demands in connection with such indebtedness either received by any Restricted Person or on its behalf, promptly after the receipt thereof, or sent by any Restricted Person or on its behalf, concurrently with the sending thereof, as the case may be;

(g)                                 unsecured indebtedness (including, where applicable guaranties and assumptions of letter of credit obligations) owing to any Restricted Person to the extent it constitutes an investment permitted to be made by such Restricted Person pursuant to Section 6.9 (Loans, Investments, Etc.) and (ii) indebtedness owing to GIFL in respect of any loan or advance made by GIFL using the proceeds of any loan or advance made by any Restricted Person to GIFL in reliance of clause (f) of Section 6.9 (Loans, Investments, Etc.) hereof; provided, however, that, in each case of clauses (i) and (ii) hereof, (A) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to the incurrence, creation or assumption of such indebtedness and (B) all such indebtedness shall be subordinated on terms and conditions satisfactory to each Agent to the prior payment in full in cash of the Secured Obligations and the UK Secured Obligations;

(h)                                 other unsecured indebtedness of the UK Loan Parties not exceeding $2,000,000, in the aggregate, owing to any Person other than the Borrower or any Subsidiary of the Borrower, at any one time outstanding;

(i)                                     indebtedness pursuant to any financing transaction (but not guaranties thereof by any Intermediate Holdings Company, Loan Party or UK Loan Party), including secured financings and factoring arrangements, entered into by any Other Restricted Person to any Person other than the Borrower or Subsidiaries of the Borrower having an aggregate principal amount at any time outstanding not to exceed $7,500,000;

(j)                                     loans or advances owing to the Borrower or any Subsidiary of the Borrower constituting an investment of the Borrower or such Subsidiary permitted to be made hereunder in reliance on Section 6.9 (c) (Loans, Investments, Etc.);

provided, however, that the aggregate amount of the UK Intercompany Secured Obligations at any time outstanding will not exceed $1,000,000.

Section 6.9                                   Loans, Investments, Etc.

No Restricted Person shall directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any Person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except for the following:

(a)                                  the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)                                 investments in cash or Cash Equivalents; provided, however, that the terms and conditions of the Security Agreement shall have been satisfied with respect to the deposit account or investment account in which such cash or Cash Equivalents are held;

(c)                                  (i) the equity investments of such Restricted Person in its Subsidiaries existing on or prior to October 31, 2004 or issued solely as a result of a conversion of existing intercompany loans (with no additional consideration therefor), (ii) investments (including all loans and advances existing on October 31, 2004 for the appropriate category other than to the extent repaid in cash since October 31, 2004 and all other outstanding loans and advances) in the Borrower or any Subsidiary of the Borrower made after October 31, 2004, in an aggregate principal amount outstanding not to exceed, for each category set forth on Schedule 6.9(c) (and calculated on a net basis in the manner set forth on such schedule), the amount set forth on such Schedule 6.9(c) for such category (which represents the outstanding amount of all such loans and advances existing on October 31, 2004 for such category on a net basis), and (iii) investments in each such Subsidiary in an amount not exceeding the amount of any dividend or similar return on capital (but not including any repayments, cancellations of, or other reductions in indebtedness) in the form of cash with respect to any such investment, in either case received or declared, after the date hereof, by such Restricted Person from such Subsidiary or in connection with such Restricted Person’s investment therein; provided, however, that such Restricted Person shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

(d)                                 any transaction permitted by Section 6.6 (Sale of Assets, Consolidation, Merger, Dissolution, Etc.);

(c)                                  loans or advances to, or investments in, or purchases or repurchases of the stock, assets or indebtedness of any Restricted Person or guaranties or the assumption of letter of credit obligations for the benefit of another Restricted Person; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to any such loan, advance, investment, purchase, repurchase, guaranty or assumption of letter of credit obligation and (ii) such loans, advances, investments, purchases or repurchases do not violate the capitalization requirements of any Restricted Person, under applicable laws;

(f)                                    loans or advances consisting of the GIFL US Intercompany Obligations or loans or advances by the UK Borrower to GIFL; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalization requirements of any Restricted Person, under applicable laws, (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL, to (A) the UK Borrower in the case of the GIFL US Intercompany Obligations, or (B) the Loan Parties otherwise and (iv) all of such loans or advances are evidenced by promissory notes or otherwise subject to a credit agreement (in each case, in form, and substance satisfactory to each Agent), and, in the case of promissory notes, delivered, subject to any prior delivery requirement set forth in the Intercreditor Agreements, to the Administrative Agent; and provided, further, that loans and advances made in reliance on this clause (f) shall be subordinated on terms and conditions satisfactory to each Agent in to the prior payment in full in cash of the Secured Obligations and the UK Secured Obligations;

(g)                                 investments in the form of loans, advances, the assumption of reimbursement obligations under letters of credit, guaranties or capital contributions from:

(i)                                     any Loan Party to any other Loan Party;

(ii)                                  any UK Group Member or Intermediate Holding Company to any other UK Loan Party;

(iii)                               any Other Restricted Person to any Other Restricted Person;

(iv)                              any UK Group Member to any Other Restricted Person; provided, however, that after giving effect to such investment, the UK Sale and Investment Amount shall not exceed $7,500,000; or

(v)                                 a Restricted Person to any Subsidiary of the Borrower; provided, however, that after giving effect to such investment, the sum of the Restricted Persons Sale and Investment Amount shall not exceed $7,500,000;

provided, further, that in each case of clauses (i) through (v) hereof, (x) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such investment (y) and any loans or other obligations made or incurred under such clauses are subordinated to the prior payment in full in cash of the Obligations and the UK Obligations on terms and conditions satisfactory to each Agent;

(h)                                 stock or obligations issued to any Restricted Person by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to any Restricted Person in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, however, that, subject to any requirement to deliver such original to any Senior Secured Party, the original of any such stock or instrument evidencing such obligations shall, subject to the provisions of the Intercreditor Agreements, be promptly delivered to the Administrative Agent, upon either Agent’s request, together with such stock power, assignment or endorsement by such Restricted Person as Lender may request;

(i)                                     obligations of account debtors to any Restricted Persons arising from account receivables that are past due evidenced by a promissory note made by such account debtor payable to such Restricted Person; provided, however, that promptly upon the receipt of the original of any such promissory note by such Restricted Person, such promissory note shall, subject to the provisions of the Intercreditor Agreements, be endorsed to the order of the Administrative Agent by such Restricted Person and promptly delivered to the Administrative Agent as so endorsed;

(j)                                     the loans and advances to Persons other than the Borrower or Subsidiaries of the Borrower set forth on Schedule 6.9(j); provided, however, that as to such loans and advances (i) no Restricted Person shall, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, and (ii) each Restricted Person shall furnish to the Administrative Agent all notices or demands in connection with such loans and advances either received by such Restricted Person or on its behalf, promptly after the receipt thereof, or sent by such Restricted Person or on its behalf, concurrently with the sending thereof, as the case may be; and

(k)                                  loans or advances by any UK Group Member to GIFL; provided, however, that (i) no Default or Event of Default exists or has occurred and is continuing immediately prior to and after giving effect to such loans or advances, (ii) such loans or advances do not violate the capitalization requirements of any Restricted Person, under applicable laws, (iii) all the proceeds of such loans or advances are immediately loaned or advanced by GIFL to Other Restricted Persons; (iv) all of such loans or advances are evidenced by promissory notes or credit agreements (in each case, in form and substance satisfactory to each Agent) and, in the case of promissory notes, delivered, subject to any prior delivery requirement set forth in the Intercreditor Agreements, to the Administrative Agent; (v) after giving effect to such loan or advance, no violation of clauses (g)(iii) of this Section 6.9 shall have occurred, and provided, further, that loans and advances made in reliance on this clause (k) shall be subordinated on terms and conditions satisfactory to each Agent in to the prior payment in full in cash of the Secured Obligations and the UK Secured Obligations, and (vi) after giving effect to such loans or advances, the aggregate amount of loans and advances made in reliance on this clause (k) plus the UK Sale and Investment Amount does not exceed $7,500,000.

Section 6.10                            Dividends and Redemptions; Management Fees; Reimbursement

(a)                                  The Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of any class of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in any case in the form of shares of Capital Stock consisting of common stock.  Notwithstanding the foregoing, with respect to the Permitted Holder Stock, the Borrower may pay dividends to holders of Permitted Holder Stock in accordance with the terms thereof at a rate not to exceed 12% per annum for those paid in cash; provided, however, that no Default or Event of Default shall then exist or arise as a result of such payment.

(b)                                 The Restricted Persons may collectively pay to the Permitted Holders or their Affiliates (other than the Restricted Persons and their Subsidiaries) management fees not to exceed $2,500,000 in the aggregate in any fiscal year, or $1,250,000 in the fiscal year in which the Maturity Date occurs; provided, however, that no Default or Event of Default shall then exist or arise as a result of such payment.

Section 6.11                            Transactions with Affiliates

No Restricted Person shall, directly or indirectly, except as provided in Section 6.10 (Dividends and Redemptions; Management Fees; Reimbursement), (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent or other Person affiliated with any Restricted Person (other than the Borrower and its Subsidiaries), except in the ordinary course of and pursuant to the reasonable requirements of such Restricted Person’s business and upon fair and reasonable terms no less favorable to such Restricted Person than such Restricted Person would obtain in a comparable arm’s length transaction with an unaffiliated Person, or (b) make any payments to any officer, employee, natural person shareholder or director of any Restricted Person of management, consulting or other fees for management or similar services, or of any indebtedness, owing to such individual except reasonable compensation to officers, employees and directors for services rendered to such Restricted Person in the ordinary course of business. For this purpose, Affiliate shall not include any other Restricted Person.

Section 6.12                            Compliance with ERISA

Each Restricted Person shall and shall cause each of its ERISA Affiliates to do all of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder that would subject such Restricted Person or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan or Multiemployer Plan that it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan or Multiemployer

Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan; or (g) not allow or suffer to exist any occurrence of a reportable event as defined in Section 4043 of ERISA or any other event or condition that presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.

Section 6.13                            End of Fiscal Years, Fiscal Quarters

Each Restricted Person shall, for financial reporting purposes, cause its (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

Section 6.14                            Change in Business

(a)                                  No Restricted Person shall engage in any business other than the business of such Restricted Person on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Restricted Person is engaged on the date hereof.

(b)                                 Neither International Management nor Holdings Bermuda shall engage in any business or activity other than (i) holding shares in the Stock of their respective Subsidiaries and Affiliates, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its shareholders and (iv) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure.

Section 6.15                            Limitation of Restrictions Affecting Subsidiaries

No Restricted Person shall, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Subsidiary of such Restricted Person to (a) pay dividends or make other distributions or pay any indebtedness owed to any Restricted Person (b) make loans or advances to such Restricted Person, (c) transfer any of its properties or assets to any Restricted Person, or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Restricted Person, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Restricted Person, (v) any agreement relating to permitted indebtedness incurred by any Restricted Person (other than any Grantor Party) prior to the date on which such Restricted Person became a Restricted Person and outstanding on such date, (vi) any agreement set forth on Schedule 4.12, as in effect on the date hereof, (vii) the extension or continuation of contractual obligations of any Restricted Person in existence on the date hereof; provided, however, that (x) any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued and (y) in the case of any agreement with respect to any Unrestricted Subsidiary or otherwise set forth on Schedule 4.12, such extension or continuation (together with, if requested by either Agent, the delivery of a copy of the relevant documentation) is disclosed to each Agent reasonably prior to the effectiveness thereof, and (viii) the terms of any financing transaction permitted by Section 6.8(i) with respect to the property of the Other Restricted Person having entered into such financing transaction.

Section 6.16                            License Agreements

Each Restricted Person shall (a) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set form therein, if any, (b) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (c) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that any Restricted Person may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Restricted Person; provided, however, that such Restricted Person shall give the Administrative Agent not less than 30 days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (d) give the Administrative Agent prompt written notice of any material License Agreement entered into by such Restricted Person after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as either Agent may request, (e) give the Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to the Administrative Agent (promptly upon the receipt thereof by such Restricted Person in the case of a notice to such Restricted Person, and concurrently with the sending thereof in the case of a notice from such Restricted Person) a copy of each notice of default and every other notice and other communication received or delivered by such Restricted Person in connection with any material License Agreement that relates to the right of such Restricted Person to continue to use the property subject to such License Agreement, and (f) furnish to the Administrative Agent, promptly upon the request of either Agent, such information and evidence as either Agent may require from time to time concerning the observance, performance and compliance by such Restricted Person or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

Section 6.17                            Use of Proceeds

All Loans made by any Lender to the Borrower pursuant to the provisions hereof shall be used by the Borrower or any of its Subsidiaries only for general operating, working capital and other proper corporate purposes of the Borrower or any of its Subsidiaries not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness that was originally incurred to purchase or carry any margin security or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

Section 6.18                            Access to Premises

From time to time as requested by the Administrative Agent, at the cost and expense of the Borrower (a) the Administrative Agent (or its designee) shall have complete access to all of the Restricted Persons’ premises during normal business hours and after notice to the Borrower, or at any time and without notice to any Restricted Person if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all Restricted Persons’ books and records, including, without limitation, the Records and (b) each Restricted Person shall promptly furnish to the Administrative Agent such copies of such books and records or extracts therefrom as either Agent may request, and (c) the Administrative Agent (or its designee) may use during normal business hours such of the Restricted Persons’ personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of Collateral.

Section 6.19                            Collection of Accounts

(a)                                  No Loan Party has any deposit accounts as of the date hereof, except as set forth on Schedule 6.19. No Loan Party shall directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) the Administrative Agent shall have received not less than five Business Days prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Loan Party is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to the Administrative Agent, and (iii) if such deposit account is opened after the payment in full of all non-contingent obligations under the US Senior Facility Documents, on or before the opening of such deposit account, such Loan Party shall as the Administrative Agent may specify either (A) deliver to the Administrative Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained or (B) arrange for the Administrative Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to the Administrative Agent. The terms of this Section 6.19(a) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Loan Party’s salaried employees.

(b)                                 No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth on Schedule 6.19. No Loan Party shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (i) the Administrative Agent shall have received not less than five Business Days prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to each Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account, and (ii) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to each Agent.

Section 6.20                            No Speculative Transactions

No Restricted Person shall permit, and no Restricted Person shall permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging

Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 6.21                            Ranking

The Borrower will ensure that the payment obligations of the Borrower under this Agreement and the Notes will at all times have the ranking specified in Section 4.18 (Ranking).

Section 6.22                            Post-Closing Deliveries

Borrower shall, and shall cause each Subsidiary of the Borrower to, (a) deliver to the Administrative Agent each item set forth on Schedule 6.22 in form and substance reasonably satisfactory to the Administrative Agent and (b) perform each action set forth in Schedule 6.22 in a manner reasonably satisfactory to the Administrative Agent, in each case (x) within the periods set forth opposite each such item or action on such Schedule and (y) unless otherwise agreed by the Administrative Agent in respect of any such item or action.

Section 6.23                            Further Assurances

(a)                                  To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Grantor Parties after the Closing Date), the Borrower agrees promptly to do, or cause each Grantor Party (and, to the extent deemed by either Agent to be necessary or appropriate to consummate the transactions contemplated in this Section 6.23, each other Restricted Person) to do, each of the following, unless otherwise agreed by each Agent:

(i)                                     deliver to the Administrative Agent such duly executed supplements and amendments to the Guaranty (or, in the case of any Grantor Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to each Agent and as either Agent deems necessary or advisable in order to ensure that (A) each Grantor Party and (B) each Subsidiary of any Grantor Party that has guaranteed indebtedness owing under any Senior Facility Document or indebtedness permitted pursuant to Section 6.8(e) (Indebtedness) hereunder guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, that in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations, unless the Borrower and the Administrative Agent otherwise agree;

(ii)                                  deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge Agreement, the Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Grantor Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to each Agent and as either Agent deems necessary or advisable in order to:

(A) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest (junior only to the liens and security interests permitted pursuant to clauses (a)(ii) and (b) of Section 6.7 (Encumbrances)) in the Capital Stock and other debt securities owned by (1) each Grantor Party and (2) each Subsidiary of any Grantor Party that has granted (and then only to the extent of such grant) a security interest in such Capital Stock or other debt securities to secure indebtedness owing under any Senior Facility Document or indebtedness permitted pursuant to Section 6.8(e) (Indebtedness) hereunder; and

(B) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable security interest (junior only to the liens and security interests permitted pursuant to clauses (a)(ii) and (b) of Section 6.7 (Encumbrances)) in all property interests and other assets of any Loan Party, any Subsidiary of (1) each Grantor Party and (2) each Subsidiary of any Grantor Party that has granted (and then only to the extent of such grant) a security interest in any such property interests or other assets to secure indebtedness owing under any Senior Facility Document or indebtedness permitted pursuant to Section 6.8(e) (Indebtedness) hereunder;

provided, however, that, in no event shall (x) any Grantor Party, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, in either case unless (t) the Borrower and the Administrative Agent otherwise agree.

(b)                                 At the request of the Administrative Agent at any time and from time to time, each Grantor Party shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments (including promissory notes evidencing intercompany indebtedness owed by or owed to GIFL), and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1                                   Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a)                                  any Loan Party fails to pay when due any of the Obligations (other than interest or fees due hereunder);

(b)                                 any Loan Party fails to pay any interest or fees within three days after such interest or fees become due hereunder;

(c)                                  any Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents and:

(i)                                     such failure shall continue for 10 Business Days; provided, however, that, such 10 Business Day period shall not apply in the case of (A) any failure to perform a term, covenant, condition or provision that results in the occurrence of an

Event of Default addressed in any other provision or paragraph of this Section 7.1, (B) any failure to perform any such term, covenant, condition or provision that has been the subject of two previous failures within the prior twelve-month period or (C) an intentional breach by any Loan Party of such term, covenant, condition or provision; and

(ii)                                  with respect to a breach of the covenant set forth in Section 5.1 (Minimum EBITDA) and Section 5.2 (Minimum Tangible Net Worth), such breach shall not be deemed an Event of Default if (A) such breach arises from either (1) a failure to meet the minimum EBITDA amount set forth in Section 5.1 (Minimum EBITDA) by no more than $5,000,000 or (2) a failure to meet the minimum Tangible Net Worth amount set forth in Section 5.2 (Minimum Tangible Net Worth) by no more than $7,500,000 and (B) within 30 days (which period may not be extended by any other cure period provided for in this Agreement) of the date of such failure any one or more Questor Funds or one or more Affiliates of the Questor Funds shall have (1) executed and delivered, or arranged to have issued, to the Lenders, a guaranty (provided, however, that if any Affiliate of a Questor Fund, rather than a Questor Fund is issuing a guaranty, such Affiliate must be acceptable to each Agent) with respect to the Obligations, irrevocable standby letter of credits issued for the benefit of the Lenders or other such credit support, in each case that shall be in form and substance satisfactory to each Agent and furthermore, in the case of a letter of credit, be issued by a bank acceptable to each Agent, and shall continue in full force and effect, without decrease, until such time as the Obligations are indefeasibly paid in full or (2) provide to the Borrower cash as a capital contribution or on a subordinated (in a manner satisfactory to each Agent) indebtedness basis, in either case for an amount equal to the absolute difference between (I) the covenanted minimum EBITDA amount and the actual EBITDA amount then reported pursuant to Section 5.1 (Minimum EBITDA) or (II) the covenanted minimum Tangible Net Worth amount and the actual Tangible Net Worth amount then reported pursuant to Section 5.2 (Minimum Tangible Net Worth), as the case may be (the “Breach Amount”); provided, however, that in the event of a subsequent such breach of either Section 5.1 (Minimum EBITDA) or Section 5.2 (Minimum Tangible Net Worth), such breach shall not be an Event of Default if within the same time period as set forth in this clause (ii) such Persons take any of the actions described in clauses (1) or (2) above for the amount that the subsequent Breach Amount exceeds the prior Breach Amount;

(d)                                 any representation, warranty or statement of fact made by any Loan Party to any Secured Party in this Agreement, the other Loan Documents or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(e)                                  any Secured Party grants or suffers to exist, or purports to grant or suffer to exist, a lien, security interest or other encumbrance on the GIFL US Intercompany Obligations other than (i) in favor of the US Senior Secured Parties to secure indebtedness under the US Senior Facility and (ii) in favor of the Secured Parties;

(f)                                    any Loan Party revokes or terminates any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of any Secured Party;

(g)                                 any judgment for the payment of money is rendered against any Loan Party in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Loan Party or any of their assets;

(h)                                 any Loan Party, which is a partnership, limited liability company, limited liability partnership or corporation, dissolves or suspends or discontinues doing business;

(i)                                     any Loan Party becomes unable generally to pay its debts as they become due, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(j)                                     a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its properties and any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or such petition or application is not dismissed within 90 days after the date of its filing or the relief requested is granted sooner;

(k)                                  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of any Loan Party’s property;

(1)                                  any default by any Loan Party under any agreement, document or instrument relating to any indebtedness for borrowed money other than any Loan Document, or any capitalized lease obligations, contingent indebtedness in connection with any guaranty, letter of credit, indemnity or similar type of instrument in favor of any Person other than the Secured Parties, in any case in an amount in excess of $2,500,000, which default continues for more than the applicable cure period, if any, with respect thereto;

(m)                               an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Loan Party in an aggregate amount in excess of $500,000;

(n)                                 any Change of Control shall occur;

(o)                                 the indictment by any Governmental Authority, or as either Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Loan Party of which any Loan Party, or either Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of either Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other property of such Loan Party that is necessary or material to the conduct of its business;

(p)                                 any “Event of Default” shall occur under any Senior Facility Document, any UK Loan Document or any other agreement, document, note and/or instrument executed or delivered in connection therewith;

(q)                                 without the prior written consents of each Agent, which consents shall not be unreasonably withheld, the Borrower or any Subsidiary of the Borrower (other than the Guarantors or the UK Borrower), in connection with sales of all or substantially all the assets of a Subsidiary of the Borrower (other than the Guarantors or the UK Borrower) or sales of all the Capital Stock of a Subsidiary of the Borrower (other than the Guarantors or the UK Borrower), sells or agrees to sell assets or Capital Stock having a fair market value in excess of $10,000,000 in the aggregate at any time during the term of this Agreement; or

(r)                                    there shall occur an event of default under any of the other Loan Documents.

Section 7.2                                     Remedies

During the continuance of any Event of Default, the Administrative Agent may and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in clause (i) or (j) of Section 7.1 (Events of Default), the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may, subject to the terms of the Intercreditor Agreements, exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

ARTICLE VIII

THE AGENTS

Section 8.1                                   Authorization and Action

(a)                                  Each Lender hereby appoints CNAI as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver the Intercreditor Agreements on behalf of each Lender, to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders and the other Secured Parties under such Collateral Documents. Each Lender hereby appoints Bear Stearns Corporate Lending Inc. as Syndication Agent, and each Lender hereby authorizes the Syndication Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Syndication Agent thereunder and to exercise such powers as are reasonably incidental thereto.

(b)                                 As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)                                  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except as provided in Section 2.5 (Evidence of Debt)) and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d)                                 Duties of Certain Agents.  Notwithstanding anything to the contrary contained in this Agreement, the Syndication Agent is a Lender designated as ‘Syndication Agent’ for title purposes only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 8.2                                   Agents’ Reliance, Etc.

No Agent, Affiliate of either Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.5 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Loan Party or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Restricted Person or any of Subsidiary of any Restricted Person in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Restricted Person or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.3                                   Agents Individually

With respect to its Ratable Portion, each Agent that is a Lender shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Restricted Person as if such Agent were not acting as Agent.

Section 8.4                                   Lender Credit Decision

Each Lender acknowledges that it shall, independently and without reliance upon either Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of each Restricted Person in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 8.5                                   Indemnification

Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this

Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

Section 8.6                                   Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.7                                   Concerning the Collateral and the Collateral Documents

(a)                                  Each Lender agrees that any action taken by either Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by either Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any other Loan Party or any of their Subsidiaries, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and liens created by such agreements and all other purposes stated therein; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and liens with respect to the Collateral, including any deposit accounts maintained by any Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the

Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)                                 Each Lender hereby consents to the release and directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any lien held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i)                                     all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii)                                  any assets that are subject to a replacement lien permitted by Section 6.7(h) (Encumbrances) or to a lien permitted by Section 6.7(g) (Encumbrances); and

(iii)                               any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release liens and to be released pursuant to this Section 8.7 promptly upon the effectiveness of any such release.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                   Amendments, Waivers, Etc.

(a)                                  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter) nor consent to any departure by any Restricted Person therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of an amendment, modification or supplement to cure any typographical error, ambiguity, omission, defect or inconsistency that does not materially adversely affect the rights of any Lender, signed by the Administrative Agent and the Borrower, (y) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (z) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Administrative Agent (or the Administrative Agent with the consent thereof), do any of the following:

(i)                                     waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans), subject to the provisions of Section 3.2 (Determinations of Initial Borrowing Conditions);

(ii)                                  increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii)                               extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction (or waive any such payment) of principal, interest or fees owing to such Lender (it being understood that Section 2.7 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iv)                              reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan owing to such Lender (other than by the payment or prepayment thereof);

(v)                                 reduce the rate of interest on any Loan outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi)                              change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(vii)                           release all or substantially all of the Collateral except as provided in Section 8.7(b) (Concerning the Collateral and the Collateral Documents) or release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); or

(viii)                        amend Section 8.7(b) (Concerning the Collateral and the Collateral Documents), this Section 9.1 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

provided, further, that (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 9.2(e) (Assignments and Participations) affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Syndication Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Syndication Agent under this Agreement or the other Loan Documents.

(b)                                 The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.2                                   Assignments and Participations

(a)                                  Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans); provided, however, that (i) if any such assignment shall be of the assigning Lender’s Loans and Commitment, such assignment shall cover the same percentage of such Lender’s Loans and Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent (which consents shall not be unreasonably withheld or delayed).

(b)                                 The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c)                                  The Administrative Agent shall maintain at its address referred to in Section 9.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time. Any assignment pursuant to this Section 9.2 shall not be effective until such assignment is recorded in the Register.

(d)                                 Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Note).

(c)                                  In addition to the other assignment rights provided in this Section 9.2, each Lender may do the following:

(i)                                     grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii)                                  assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.13 (Capital Adequacy) and 2.14 (Taxes) and of 2.12(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.13 (Capital Adequacy), 2.14 (Taxes) or 2.12(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(f)                                       Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 8.7(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.13 (Capital Adequacy) and 2.14 (Taxes) and of Section 2.12(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.13 (Capital Adequacy), 2.14 (Taxes) or 2.12(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or any other Secured Party.

Section 9.3                                   Costs and Expenses

(a)                                  The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation and field examination, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Restricted Persons and their Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Restricted Persons or any of their

Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Restricted Person, any Subsidiary of any Restricted Person, this Agreement or any other Loan Document, UK Loan Document or Senior Facility Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Restricted Person, any Subsidiary of any Restricted Person, this Agreement or any other Loan Document, UK Loan Document or Senior Facility Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same.

(b)                                    The Borrower further agrees to pay or reimburse each Agent and each Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent or such Lender in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Restricted Person, any Subsidiary of any Restricted Person and related to or arising out of the transactions contemplated hereby or by any other Loan Document, UK Loan Document or Senior Facility Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 9.4                                   Indemnities

(a)                                  The Borrower agrees to indemnify and hold harmless each Agent, each Arranger and each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions To Loans)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Disclosure Document, UK Loan Document or Senior Facility Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 9.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(b)                                 The Borrower shall indemnify each Agent, each Arranger and each Lender for, and hold each Agent, each Arranger and each Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against either Agent, either Arranger or any Lender for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Restricted Person or any Subsidiary of any Restricted Person in connection with the transactions contemplated by this Agreement.

(c)                                  The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 9.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 9.5                                     Limitation of Liability

The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Restricted Person or any Subsidiary of any Restricted Person or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.6                                   Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.7                                       Sharing of Payments, Etc.

(a)                                  If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary or involuntary) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 9.3 (Costs and Expenses) or 9.4 (Indemnities) or otherwise receives any Collateral or proceeds thereof (in each case whether or not through the exercise of any right of set-off (including pursuant to Section 9.6 (Right of Set-Off)) hut other than payments pursuant to Section 2.12 (Special Provisions Governing Eurodollar Rate Loans), 2.13 (Capital Adequacy) or 2.14 (Taxes)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)                                 If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)                                  The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 9.8                                   Notices, Etc.

(a)                                  Addresses for Notices.  All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows;

(i)                                     if to the Borrower:

GEOLOGISTICS CORPORATION

1251 East Dyer Road, Suite 200

Santa Ana, CA 92705

Attention:

Telecopy no:

E-Mail Address:

(ii)                                  if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II or on the signature page of any applicable Assignment and Acceptance;

(iii)                               if to the Administrative Agent:

CITICORP NORTH AMERICA, INC.

390 Greenwich Street

New York, New York 10013

Attention: Mr. Rob Ziemer, Director

Telecopy no: (212)723-8547

E-Mail Address: rob.ziemer@citigroup.com

with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

(iv)                              if to the Syndication Agent:

BEAR STEARNS CORPORATE LENDING INC.

383 Madison Avenue

New York, NY 10179

Attention: Stephen J. Kampf

Telecopy no: (917) 849-2127

E-Mail Address: skampf@bear.com

or at such other address as shall be notified in writing (x) in the ease of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b)                                 Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Internet website or a similar telecommunication device requiring a user prior access to such website or other device, when such notice, demand, request, consent or other communication shall have been made generally available on such Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality), provided, however, that this clause (b)(iii) shall only apply to notices to Lenders, and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article VIII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

Section 9.9                                   No Waiver; Remedies

No failure on the part of any Lender or either Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.10                              Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.11                              Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 9.12                            Submission to Jurisdiction; Service of Process

(a)                                  Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)                                 The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 9.8 (Notices, Etc.).  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Nothing contained in this Section 9.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Restricted Person or Subsidiary of any Restricted Person in any other jurisdiction.

(d)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 9.13                            Waiver of Jury Trial

EACH OF THE AGENTS, THE LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 9.14                            Marshaling; Payments Set Aside

No Agent or Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to either Agent or any Lender or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.15                            Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 9.16                            Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.17                            Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 9.18                            Confidentiality

Each Lender and Agent shall use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, any other Restricted Person or any Subsidiary of any Restricted Person, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 9.2(e) (Assignments and Participations) and their respective legal or financial advisors, in each case and to the extent such assignees, participants or grantees agree to be bound by, and cause their advisors to comply with, the provisions of this Section 9.18.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GEOLOGISTICS CORPORATION as Borrower

By:	/s/ Stephen P. Bishop
	Name:	Stephen P. Bishop
	Title:	EVP & CFO

[SIGNATURE PAGE TO GEOLOGISTICS CREDIT AGREEMENT]

CITICORP NORTH AMERICA, INC.
as Administrative Agent and Lender

By:	/s/ Rob Ziemer
	Name:	Rob Ziemer
	Title:	Vice President

[SIGNATURE PAGE TO GEOLOGISTICS CREDIT AGREEMENT]

BEAR STEARNS CORPORATE LENDING INC.
as Syndication Agent and Lender

By:	/s/ Victor Bulzacchelli
	Name:	VICTOR BULZACCHELLI
	Title:	VICE PRESIDENT

[SIGNATURE PAGE TO GEOLOGISTICS CREDIT AGREEMENT]

TABLE OF CONTENTS

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule 1.1	-	Permitted Holders
Schedule 4.1	-	Organizational Chart
Schedule 4.5	-	Litigation
Schedule 4.7	-	Environmental
Schedule 4.8	-	ERISA
Schedule 4.9	-	Intellectual Property
Schedule 4.10	-	Subsidiaries
Schedule 4.11	-	Labor
Schedule 4.12	-	Restriction on Subsidiaries
Schedule 4.13	-	Material Contracts
Schedule 6.6	-	Permitted Dispositions
Schedule 6.7	-	Existing liens
Schedule 6.8(f)	-	Existing indebtedness
Schedule 6.9(c)	-	Existing intercompany indebtedness
Schedule 6.9(j)	-	Existing investments
Schedule 6.19	-	Deposit accounts
Schedule 6.22	-	Post-Closing Deliveries

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Notice of Conversion or Continuation
Exhibit E	-	Form of Opinion of Counsel for the Loan Parties
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Security Agreement
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of UK Intercreditor Agreement
Exhibit J	-	Form of US Intercreditor Agreement
Exhibit K	-	Form of Compliance Certificate

i